                                                                    EXHIBIT 11.1

                          PRO FORMA EARNINGS PER SHARE

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
                                                           THREE MONTHS ENDED
                              YEAR ENDED DECEMBER 31,           MARCH 31,
                          -------------------------------  --------------------
                            1993      1994       1995        1995       1996
                                                               (UNAUDITED)
Pro forma weighted
 average shares
 outstanding............  1,713,000 1,713,000   1,713,000  1,713,000  1,713,000
Incremental effect of
 issuance of Convertible
 Preferred Stock within
 one year prior to an
 initial public offering
 at a price below the
 offering price (i.e.
 cheap stock)...........    750,000   750,000     750,000    750,000    750,000
Incremental effect of
 issuance of warrants
 and options within one
 year prior to an
 initial public offering
 with an exercise price
 below the offering
 price (i.e. cheap
 stock) based on the
 treasury stock method
 using the offering
 price..................  1,430,535 1,430,535   1,430,535  1,430,535  1,430,535
                          --------- --------- -----------  ---------  ---------
                          3,893,535 3,893,535   3,893,535  3,893,535  3,893,535
                          ========= ========= ===========  =========  =========
Pro forma net income
 (loss) attributable to
 common stock ..........  $ 481,678 $ 692,432 $(2,000,000) $(170,075) $(953,660)
                          ========= ========= ===========  =========  =========
Pro forma net income
 (loss) per share.......  $    0.12 $    0.18 $     (0.51) $   (0.04) $   (0.24)
                          ========= ========= ===========  =========  =========
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